EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc. John Henry (212) 273-5746 SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Villarreal Press: Diane Zappas (212) 850-5600 FD

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS FIRST QUARTER 2009 RESULTS

~ Adjusted FIFO EBITDA Increased 7.8% to $19.7 Million ~

~ Same-Store Sales Increased 1.1% ~

~ Net Cash Provided By Operating Activities Improved to $4.3 Million ~

~ Net Loss Improved 18.0% to $17.2 Million ~

New York, NY – May 5, 2009 – Duane Reade Holdings, Inc. today reported financial results for the first quarter ended March 28, 2009.

Key Highlights

•	Adjusted FIFO EBITDA increased 7.8% to $19.7 million from $18.2 million in the prior year first quarter.
•	Total same-store sales increased 1.1% with a front-end same-store sales decrease of 0.8% and a pharmacy same-store sales increase of 3.5%.
•	Gross margin on net retail sales expanded to 32.2% compared to 32.0% in the prior year first quarter.
•	Operating loss was $4.4 million, compared to an operating loss of $4.1 million for the prior year period.
•	Net loss improved 18.0% to $17.2 million from $21.0 million.
•	Net cash provided by operating activities improved to $4.3 million compared to net cash used in operating activities of $0.1 million in the prior year period.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased that we continued to demonstrate growth in our business for the first quarter despite ongoing external challenges and weak consumer demand. Importantly, we showed a solid 7.8% increase in Adjusted FIFO EBITDA as well as expansion in gross margin on our net retail sales. We believe that this continued positive momentum is largely the result of our ongoing efforts to transform our business in order to better serve New Yorkers. In doing so, we are committed to providing our customers with a continuously improving shopping experience that includes a refined merchandise mix and a shopping environment best suited to meet their needs.”

First Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 2.8% to $426.7 million from $414.9 million in the first quarter of 2008. Total net sales increased 4.1% to $444.5 million from $427.1 million in the first quarter of 2008. Total same-store sales increased by 1.1% during the first quarter of 2009, with a front-end same-store sales decrease of 0.8% and a pharmacy same-store sales increase of 3.5%. During the first quarter, the Company opened one new store and did not close any stores. At the end of the first quarter of 2009, the Company operated 252 stores, compared to 251 stores at December 27, 2008 and 242 stores at the end of the first quarter of 2008.

1

Total front-end sales grew by 1.7% over the previous year. Front-end same-store sales results were adversely impacted by approximately 0.6% due to the shift of the Easter holiday into the second quarter this year from last year’s first quarter. In addition, the front-end same-store sales reflect an increase in cigarette prices commensurate with an increase in New York State cigarette excise taxes. Although such additional sales did not result in any additional profit to the Company, the increase in the sales price on cigarettes positively impacted front-end same-store sales by 0.9%. The total pharmacy net retail sales growth of 4.3% was primarily attributable to a strong same-store sales performance, which increased 3.5% despite a relatively weak flu season. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than brand-named drugs, represented approximately 61.7% of pharmacy prescriptions for the first quarter, compared to 59.1% of pharmacy prescriptions in the first quarter of 2008. The higher proportion of generics adversely impacted pharmacy same-store sales growth by approximately 3.3%.

Gross margin for the first quarter was 30.9%, compared to 31.1% for the first quarter of 2008. Gross margin on net retail sales, which excludes pharmacy resale activity, increased to 32.2% from 32.0% in the prior year, reflecting higher front-end selling margins resulting from an improved mix of higher margin categories inclusive of private label products and reduced inventory shrink losses. Selling, general and administrative expenses as a percentage of net sales decreased slightly to 27.5% from 27.6% in the previous year and reflects initial cost savings from initiatives implemented by the Company to mitigate the impact of the current economic conditions.

The above factors resulted in a 7.8% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, to $19.7 million for the first quarter of 2009, compared to $18.2 million in the prior year period. As a percentage of net sales, Adjusted FIFO EBITDA increased to 4.4% from 4.3% in the first quarter of 2008.

The first quarter operating loss was $4.4 million, compared to $4.1 million in the prior year period. The increased loss was primarily attributable to an increase in other expenses of $0.5 million during the first quarter of 2009 due primarily to litigation activity associated with a former CEO. A detailed breakdown of other expenses compared to the previous year is provided on Table 6 of this press release.

The first quarter interest expense decreased by $4.0 million compared to the prior year period. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year period and a reduction in the non-cash interest expense attributable to the Company’s Series A preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument. Net loss for the first quarter of 2009 was reduced 18.0% to $17.2 million from $21.0 million in the prior year period.

The Company’s net cash flows provided by operating activities was $4.3 million compared to net cash used in operating activities of $0.1 million in the first quarter of 2008.

At quarter-end, the Company’s total debt, including capital leases but excluding the liability associated with the redeemable preferred stock, was $565.5 million, reflecting an increase of $9.8 million from the balance at the end of fiscal 2008. Availability under the Company’s revolving credit facility at quarter end was approximately $57.7 million.

The Company is also pleased to announce the successful ratification of new collective bargaining agreements with two of its unions. The two unions covered under the new agreements represent approximately 4,800 of our 7,000 employees at March 28, 2009. The new agreements will expire on December 31, 2012 and the terms of the new agreements are aligned with our previously announced outlook for 2009.

Cost Savings Program and Company Outlook

As previously announced, the Company implemented certain measures to mitigate the impact of the current economic conditions during the first quarter of 2009. These measures include a number of strategic cost savings initiatives designed to improve efficiency and eliminate non-value added activities. The Company expects the total cost savings associated with the program to be in the range of $7.0 to $10.0 million for 2009.

Including the anticipated impact of the Company’s cost savings program as well as current economic conditions, the Company affirmed its previously provided expectations for fiscal year 2009. The Company continues to anticipate:

•	Adjusted FIFO EBITDA in the range of $93 million to $98 million
•	Net loss in the range of $47.0 million to $52.0 million

2

•	Net retail store sales, which excludes pharmacy resale activity, in the range of $1.795 billion to $1.830 billion
•	Annual same-store sales growth in the range of 1.0% to 2.6%, with front-end same-store sales growth ranging from flat to 2.0% and pharmacy same-store sales growth in the range of 2.0% to 3.5%
•	A total of 10 to 12 new store openings

Mr. Lederer concluded, "We continue to be enthusiastic about the ongoing transformation of our business and believe that we have the tools, team, and strategy in place to bring about very positive advances over the long-term. We have based our strategy on extensive consumer research, identified several key areas of opportunity, and assembled a highly qualified, best-in-class management team to drive us forward. That said, we remain cautiously optimistic as we continue to monitor the potential impact of the economy on our business and will remain pragmatic and methodical in our approach to elevating Duane Reade’s total offering.”

Conference Call Information

The Company will hold a conference call on May 5, 2009 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter ended March 28, 2009. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through May 19, 2009. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on May 5, 2009 through May 19, 2009. The replay can be accessed by dialing (888) 203-1112 (access code 3259544).

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 28, 2009, the Company operated 252 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the national economic climate, economic conditions and employment levels in the New York greater metropolitan area, the strength of the economy in general, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to successfully execute its business plan, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in anticipation or response, demographic changes, the Company’s ability to limit fraud and inventory shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements.

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3

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 28, 2009	March 29, 2008

Net sales	$444,456	$427,137
Cost of sales (1)	307,246	294,445
Gross profit (1)	137,210	132,692
Selling, general & administrative expenses	122,055	117,954
Depreciation and amortization	18,076	17,919
Store pre-opening expenses	47	47
Other expenses (see table 6)	1,404	899
Operating loss	(4,372)	(4,127)
Interest expense, net	11,900	15,906
Loss before income taxes	(16,272)	(20,033)
Income tax expense	939	960
Net loss	$(17,211)	$(20,993)

(1)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 28,	December 27,
	2009	2008

Current Assets
Cash	$1,423	$1,430
Receivables, net (1)	52,963	55,783
Inventories	215,445	214,154
Prepaid Expenses and Other Current Assets	15,714	13,541
Total Current Assets	285,545	284,908

Property and Equipment, net	188,223	186,560
Goodwill	69,510	69,510
Other Assets, net (2)	165,359	171,622
Total Assets	$708,637	$712,600

Current Liabilities
Accounts Payable (3)	$98,314	$88,238
Accrued Expenses (4)	46,940	60,859
Current Portion of Debt and Capital Leases (5) (6)	159,151	149,127
Total Current Liabilities	304,405	298,224

Long Term Debt and Capital Leases	406,316	406,525
Deferred Income Taxes	28,855	28,440
Redeemable Preferred Stock and accrued dividends (7)	38,093	36,775
Other Liabilities (8)	94,671	89,337
Total Liabilities	872,340	859,301

Total Stockholders' Deficit	(163,703)	(146,701)

Total Liabilities and Stockholders' Deficit	$708,637	$712,600

(1)	Includes third party pharmacy receivables of $36.6 million and $40.6 million at March 28, 2009 and December 27, 2008, respectively.

(2)	The decrease in other assets from December 27, 2008 is primarily due to the amortization of intangible assets.

(3)	The increase in accounts payable from December 27, 2008 is primarily due to the timing of merchandise receipts at the quarter-end.

(4)

The decrease in accrued expenses from December 27, 2008 is primarily due to the timing of the semi-annual interest payment on the Company’s Senior Subordinated Notes and reductions in the Company’s closed store reserves attributable to lease terminations.

(5)	The increase in the current portion of debt and capital leases from December 27, 2008 is primarily due to the $8.5 million increase in the Company’s outstanding revolving loan balance.

(6)

The outstanding revolving loan balance of $153.2 million at March 28, 2009 and $144.6 million at December 27, 2008 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in July 2011.

(7)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 27, 2008 is due to the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007 and the cumulation of the quarterly dividends on the preferred stock.

(8)	The increase in other liabilities from December 27, 2008 is primarily due to an increase in the deferred rent liabilities, which are recognized over the lives of the respective leases.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended
	March 28, 2009	March 29, 2008

LIFO EBITDA (1)	$13,704	$13,792
LIFO Expense	925	800
FIFO EBITDA (1)	$14,629	$14,592

FIFO EBITDA as a percentage of net sales	3.3%	3.4%

Adjusted FIFO EBITDA (2)	$19,673	$18,245

Adjusted FIFO EBITDA as a percentage of sales	4.4%	4.3%

Capital expenditures	$9,847	$7,236
Lease acquisitions, customer files and other costs	$1,840	$1,705

Same-store sales growth	1.1%	4.5%
Pharmacy same-store sales growth	3.5%	1.5%
Front-end same-store sales growth	-0.8%	7.0%
Pharmacy sales as a % of net sales	46.7%	45.5%
Third Party sales as a % of
prescription sales	94.0%	93.2%

Average weekly prescriptions
filled per store (3)	849	847

Number of stores at end of period	252	242
Retail square footage at end of period	1,704,205	1,648,000
Average store size (sq.ft.) at end of period	6,763	6,810

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.

(3)	Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Net Retail Store Sales

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 28, 2009	March 29, 2008

Net sales	$444,456	$427,137
Resale activity	17,716	12,220
Net retail store sales	$426,740	$414,917

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Net Cash Provided By (Used In) Operating Activities
(Unaudited)
(In thousands)

FIFO EBITDA	$14,629	$14,592
LIFO Expense	925	800
LIFO EBITDA	$13,704	$13,792

Depreciation and amortization	(18,076)	(17,919)
Interest expense	(11,900)	(15,906)
Income tax provision	(939)	(960)
Net loss	$(17,211)	$(20,993)

Net loss	$(17,211)	$(20,993)
Adjustments to reconcile net loss
to net cash provided by (used in) operating activities:
Depreciation and amortization	18,989	18,831
Deferred tax provision	933	904
Non-cash rent expense	3,422	2,721
Non-cash interest expense attributable to redeemable preferred stock	1,088	2,898
Other non-cash items	219	(153)
Changes in operating assets and liabilities:
Receivables	2,820	2,643
Inventories	(1,291)	(2,299)
Prepaid expenses and other assets	(2,173)	(283)
Other assets/liabilities, net	1,845	(266)
Accounts payable	10,076	(2,230)
Accrued expenses	(14,445)	(1,849)
Net cash provided by (used in) operating activities	$4,272	$(76)

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$14,629	$14,592

Non-cash rent expense	3,422	2,721
Former CEO (Mr. Cuti) matters	937	281
Oak Hill management fee	312	312
Closed store costs	155	199
Stock option expense	218	33
Miscellaneous other	–	107
Adjusted FIFO EBITDA	$19,673	$18,245

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 26, 2009

Net sales	$1,860,000	$1,895,000
Resale activity	65,000	65,000
Net retail store sales	$1,795,000	$1,830,000

EBITDA (Adjusted FIFO Basis)	$93,000	$98,000

Deferred rent expense	(11,500)	(11,500)
Other expense (1)	(4,300)	(4,300)
EBITDA (FIFO Basis)	77,200	82,200

LIFO expense	(3,700)	(3,700)
EBITDA (LIFO Basis)	73,500	78,500

Depreciation and amortization expense	(67,000)	(67,000)
Interest expense	(56,000)	(56,000)
Income taxes	(2,500)	(2,500)
Net loss	$(52,000)	$(47,000)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No.123(R), closed store costs and expenses attributable to ongoing matters involving Mr. Cuti.

Table 6

Duane Reade Holdings, Inc.

Components of "Other Expenses"

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 28, 2009	March 29, 2008

Closed store costs	$155	$199

Oak Hill management fee	312	312

Former CEO (Mr. Cuti) matters	937	281

Miscellaneous other	–	107

Total Other expenses	$1,404	$899